UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 1, 2013 (April 25, 2013)

Travelport Limited

(Exact name of Registrant as specified in its charter)

Bermuda	333-141714	98-0505100
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

300 Galleria Parkway Atlanta, GA 30339
(Address of principal executive office)

Registrant’s telephone number, including area code (770) 563-7400

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2013, our Board of Directors appointed Douglas M. Steenland as Non-Executive Chairman of the Board. In connection with such appointment, on May 1, 2013, the Company and Mr. Steenland entered into an amended and restated letter agreement pursuant to which Mr. Steenland will be paid $350,000 per year as compensation for his service as Non-Executive Chairman of the Board of Directors and a member of the committees of the Board. In connection with Jeff Clarke’s transition from Non-Executive Chairman of the Board to a Director, on May 1, 2013, the Company and Mr. Clarke entered into an amended and restated letter agreement to extend Mr. Clarke’s service as a member of our Board beyond May 15, 2013, and pursuant to the letter agreement, beginning May 15, 2013, Mr. Clarke will be paid at a rate of $250,000 per annum as compensation for his service as a member of our Board of Directors and committees of the Board. Copies of the letter agreements between the Company and Messrs. Steenland and Clarke will be filed as exhibits to our Annual Report on Form 10-Q for the quarter ended March 31, 2013.

In connection with the Company’s previously disclosed comprehensive capital refinancing plan that closed on April 15, 2013 (the “Refinancing”), effective May 1, 2013, Gregory Blank and Scott McCarty were appointed to our Board of Directors. Mr. Blank was appointed to the Audit Committee and Compensation Committee of our Board of Directors, and Mr. McCarty was appointed to the Audit Committee, Compensation Committee and Executive Committee of our Board of Directors. Messrs. Blank and McCarty are the representatives on our Board from two of our principal shareholders, pursuant to the Amended and Restated Shareholders’ Agreement we and our direct and indirect parent companies entered into on April 15, 2013 in connection with the Refinancing.

Also in connection with the Refinancing, Martin Brand, Paul C. Schorr, IV and Anthony Bolland resigned from our Board of Directors, effective April 25, 2013. There is no disagreement of any of Messrs. Brand, Schorr or Bolland with the Company’s operations, policies or practices known to any executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT LIMITED

By:	/s/ Rochelle Boas
Rochelle J. Boas Senior Vice President and Assistant Secretary

Date: May 1, 2013